Exhibit 99.2

Community Partners Bancorp Announces Increased Stock Dividend

MIDDLETOWN, N.J., August 19, 2010— Community Partners Bancorp (NasdaqCM:CPBC), (the “Company”), the parent company of Two River Community Bank, announced that the Board of Directors of the Company approved a 5% stock dividend, representing a 66.7% increase over the prior year’s stock dividend of 3%. The dividend will be payable on October 22, 2010 to shareholders of record as of September 24, 2010. The dividend will increase the number of shares outstanding by approximately 361,571 shares.

William D. Moss, President and CEO of the Company, commented, “Maintaining solid capital ratios continues to be a focus for our organization, and our most recent operating results for the first half of 2010 are certainly within our expectations.”   Mr. Moss pointed out that this is the 5th consecutive year in which shareholders of the Company have received a dividend, reflective of the Board’s commitment to a healthy dividend policy in response to the Corporation’s ongoing success.  “As always, our dividends are intended to reward the loyalty and confidence of our shareholders,” Mr. Moss concluded.

About the Company
Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence strategies and expectations, which involve risks and uncertainties. These statements may be identified by such forward-looking terminology as "will," "will likely result," "could," "anticipates," "believes," "continues," "expects," "plans," "will continue," "anticipate," "estimate," "project," "outlook," or similar expressions or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in governmental policies, legislative and regulatory changes, increased competition, rapid growth, reliance on management and other key personnel, and other such risks. Additional factors that could cause actual results to differ materially are discussed in our filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

Contacts:

William D. Moss, President & CEO
Community Partners Bancorp
732-706-9009 wmoss@tworiverbank.com

A. Richard Abrahamian, Senior Vice President  & CFO
Community Partners Bancorp
732-216-0167 rabrahamian@tworiverbank.com